Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: Dow Jones Industrial Average TM (“INDU”), Nasdaq - 100 Index® (“NDX”) and S&P 500 ® Index (ticker: “SPX”) Underlyings: December 2, 2024 Pricing date: December 3, 2029 Valuation date: December 6, 2029 Maturity date: At least $500.00 * per security. You will receive the digital return amount only if the final underlying value of the worst performer is greater than or equal to its initial underlying value. Digital return amount: The underlying with the lowest underlying return Worst performer: For each underlying, 75% of its initial underlying value Final barrier value: 17333AF46 / US17333AF468 CUSIP / ISIN: For each underlying, t he closing value of the underlying on the pricing date Initial underlying value: For each underlying, the closing value of the underlying on the valuation date Final underlying value: For each underlying, (Final underlying value - initial underlying value) / initial underlying value Underlying return: • If the final underlying value of the worst performer is greater than or equal to its initial underlying value: $1,000 + the greater of ( i ) the digital return amount and (ii) $1,000 x the underlying return of the worst performer • If the final underlying value of the worst performer is less than its initial underlying value but greater than or equal to its final barrier value: $1,000 • If the final underlying value of the worst performer is less than its final barrier value: $1,000 + ($1,000 × the underlying return of the worst performer) If the final underlying value of the worst performer is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at Maturity: $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated November 7 , 2024 Pricing Supplement: * The actual digital return amount will be determined on the pricing date. ** The hypotheticals assume that the digital return amount will be set at the lowest value indicated in this offering summary. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Barrier Digital Plus Securities Linked to the Worst of INDU, NDX and SPX Hypothetical Payment at Maturity** Hypothetical Payment at Maturity Hypothetical Security Return Hypothetical Underlying Return $1,900.00 90.00% 90.00% D $1,700.00 70.00% 70.00% $1,500.00 50.00% 50.00% C $1,500.00 50.00% 20.00% $1,500.00 50.00% 0.00% $1,000.00 0.00% - 5.00% B $1,000.00 0.00% - 25.00% $749.90 - 25.01% - 25.01% A $250.00 - 75.00% - 75.00% $0.00 - 100.00% - 100.00% B C A D

Selected Risk Considerations • You may lose a significant portion of your investment. If the final underlying value of the worst performer is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer has depreciated from its initial underlying value to its final underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings . • The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings . • You will not receive dividends or have any other rights with respect to the underlyings . • Your payment at maturity depends on the closing value of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01 ) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.